Exhibit 99.1

Molina Healthcare of Florida Completes Acquisition of Florida Medicaid Assets from First Coast Advantage

First Coast Advantage Medicaid members to become Molina members

DORAL, Fla.--(BUSINESS WIRE)--December 1, 2014--Molina Healthcare, Inc. (NYSE:MOH) announced that, effective today, its wholly owned subsidiary Molina Healthcare of Florida, Inc. has closed on its acquisition of certain assets relating to the Florida Medicaid business of First Coast Advantage, LLC. As a result of the transaction, First Coast Advantage’s current Medicaid members will transition into Molina Healthcare of Florida as part of the Managed Medical Assistance (MMA) component of the Statewide Medicaid Managed Care (SMMC) program.

First Coast Advantage, a provider-owned Provider Service Network affiliated with University of Florida Health at Jacksonville, provides health care coverage to approximately 63,000 individuals. In 2013, First Coast Advantage was awarded a contract to participate in the MMA program for Region 4, which includes Baker, Clay, Duval, Flagler, Nassau, St. Johns and Volusia counties.

“Molina Healthcare is excited to bring our innovative care model to serve the Northeast Florida population,” said David Pollack, president of Molina Healthcare of Florida. “We have a strong partnership with the UF Health network and providers and look forward to delivering on our commitment to provide quality care for our members.”

Molina Healthcare of Florida was one of several managed care organizations selected by Florida’s Agency for Health Care Administration (AHCA) to participate in the MMA Program in Palm Beach, Miami-Dade, Orange, Brevard, Osceola, St. Lucie, Seminole, Indian River, Martin, Okeechobee and Monroe counties.

In addition to Medicaid and Medicare, Molina Healthcare of Florida participates in Florida’s SMMC Long-Term Care program in Miami-Dade, Monroe, Pasco, Pinellas, Hillsborough, Polk, Manatee, Hardee and Highland counties. Molina Healthcare of Florida also offers certified Qualified Health Plans to individuals on the Florida Health Insurance Exchange in the non-group health insurance marketplace and participates in Miami-Dade, Broward and Palm Beach counties. Molina Healthcare, Inc. administers two primary care clinics in the state in Riviera Beach and West Palm Beach through its affiliate American Family Care, Inc.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation, Molina currently serves approximately 2.4 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at www.molinahealthcare.com.

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Molina Healthcare, Inc.
Leigh Woodward, 562-528-5056
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Juan José Orellana, 562-435-3666
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